Exhibit 99.2

BASSETT FURNITURE INDUSTRIES INC.

EMPLOYMENT CONTINUITY AGREEMENT

THIS EMPLOYMENT CONTINUITY AGREEMENT (the “Agreement”) dated as of January 22, 2009 (the “Effective Date”) is made by and between Bassett Furniture Industries, Inc. (the “Company”), a Virginia corporation, and Robert H. Spilman, Jr. (the “Executive”).

ARTICLE I

PURPOSE

The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued services of the Executive, despite the possibility or occurrence of a Change in Control of the Company. The Board believes that this objective may be achieved by giving the Executive assurances of financial security in case of a pending or threatened change in control, so that he will not be distracted by personal risks and will continue to devote his full time and best efforts to the performance of his duties.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases shall have meanings set forth below (unless the context clearly indicates otherwise):

2.1 “Affiliate” shall mean an entity directly or indirectly controlled, controlling or under common control with the Company.

2.2 “Release Agreement” shall mean an agreement prepared by the Company under which the Executive, in return for the Severance Benefits provided under the Agreement, agrees to release the Company and its Affiliates from any and all claims which the Executive may have against such entities at the time the agreement is executed, and further agrees to certain other undertakings, including cooperation with the Company in any matter which may give rise to legal claims against the Company, a one year non-solicitation agreement, keeping confidential proprietary information of the Company as well as the terms of the Release Agreement, and such other undertakings as the Company may reasonably require from time to time.

2.3 “Base Salary” shall mean the amount the Executive is entitled to receive from an Employer in cash as wages or salary on an annualized basis in consideration for his services that is in effect at the Date of Termination, (i) including any such amounts which have been deferred and (ii) excluding all other elements of compensation such as, without limitation, any bonus, commissions, overtime, health benefits, perquisites and incentive compensation.

2.4 “Beneficiary” shall mean:

(a) if the Executive was married at the time of death, his surviving spouse; and

(b) if the Executive was not married at the time of death, the legal representative of the Executive’s estate under the laws of the state of the Executive’s domicile at the time of death.

2.5 “Board” shall mean the Board of Directors of the Company.

2.6 “Cause” shall mean, with respect to the Executive’s termination of employment, (i) the willful and repeated failure of the Executive to perform substantially the Executive’s duties with an Employer (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to an Employer; or (iii) the Executive’s willful engagement in gross misconduct in violation of Company policy.

2.7 “Change in Control” shall mean a “Change in Control” as defined in the Bassett Furniture Industries, Incorporated 1997 Employee Stock Plan or any successor plan.

2.8 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.9 “Committee” shall mean the Organization, Compensation and Nominating Committee of the Board.

2.10 “Company” shall mean Bassett Furniture Industries, Inc. and any successor thereto.

2.11 “Date of Termination” shall mean the date on which the Executive’s employment with all Employers terminates within the meaning of Treasury Regulation Section 1.409A-1(h).

2.12 “Disability” shall mean, with respect to the Executive’s termination of employment, a disability entitling the Executive to long-term disability benefits under the applicable long-term disability plan of his Employer.

2.13 “Employer” shall mean the Company or any of its Affiliates.

2.14 “Good Reason” shall mean, with respect to the Executive, the occurrence of any of the following events after a Change in Control:

(a) A material reduction in the Executive’s Base Salary below the Required Base Salary;

(b) A material diminution in the Executive’s authority, duties or responsibilities;

(c) A material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or other employee instead of reporting directly to the Board if the Executive reported directly to the Board prior to the Change in Control;

(d) A material diminution in the budget over which the Executive retains authority; or

(e) A change at the request of an Employer in the Executive’s principal work location to a work location that is more than fifty (50) miles from the location where the Executive was based prior to the Change in Control.

provided, however, that Good Reason shall not include any condition described in this Section 2.14 unless the Executive has notified the Employer of the existence of such condition within a period of 30 days of its initial existence and the Employer has not remedied such condition within a period of at least 30 days of such notice.

2.15 “Performance Bonus” shall mean the sum of (i) the amount of the Executive’s target annual performance bonus as described in the Company’s most recently established annual bonus plan, including, if established, the annual bonus plan for the fiscal year that includes the Date of Termination, plus (ii) the average of the annual performance bonuses under the Company’s annual bonus plan actually paid to the Executive for the three fiscal years preceding the Date of Termination. If the annual performance bonus for the fiscal year immediately preceding the Date of Termination has not been determined by the Date of Termination, the average of the performance bonuses under Section 2.15(ii) shall be calculated and that portion of any Cash Severance Benefit under Section 4.2(a) shall be payable (subject to Section 4.2(a)) as soon as the annual performance bonus for the fiscal year immediately preceding the Date of Termination has been determined.

2.16 “Required Base Salary” shall mean, with respect to the Executive, the higher of (i) the Executive’s Base Salary as in effect immediately prior to the Change in Control and (ii) the Executive’s highest Base Salary in effect at any point in time after the Change in Control.

2.17 “Severance Benefits” shall mean the payments and benefits provided in accordance with Section 4.2 of the Agreement.

2.18 “Severance Period” shall mean a period of eighteen (18) months beginning on the Date of Termination with respect to which the Executive is entitled to receive certain welfare benefit plan coverage under Section 4.2(b).

ARTICLE III

EFFECT ON EMPLOYMENT

3.1 “Employment Status” This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee, to change the status of the Executive’s employment, or to change the Company’s policies or those of its Affiliates regarding termination of employment.

3.2 “Continued Employment Required” The Agreement shall cease when the Executive is no longer is an employee of the Company or an Affiliate. Notwithstanding the foregoing, if the Executive is entitled to payment of a Severance Benefit or any other amounts under the Agreement, the Agreement shall continue until the full amount of the Severance Benefit and any other amounts payable under the Agreement have been paid to the Executive.

ARTICLE IV

SEVERANCE BENEFITS

4.1 “Right to Severance Benefit” The Executive shall be entitled to receive from the Company or other Employer the Severance Benefits as provided in Section 4.2, if a Change in Control has occurred and the Executive’s employment with an Employer is terminated under the following circumstances:

(a) due to the Employer’s independent exercise of its unilateral authority to terminate the Executive’s services, unless the termination is (i) by the Employer for Cause or (ii) due to the Executive’s death or Disability; or

(b) by action of the Executive within ninety (90) days after the occurrence of an event constituting Good Reason;

provided, in either event, that (i) such termination occurs after such Change in Control and on or before the second anniversary thereof, or (ii) the termination described in Section 4.1(a), or the event constituting Good Reason giving rise to the termination described in Section 4.1(b), as applicable, occurs before such Change in Control but the Executive can reasonably demonstrate that such termination or event, as applicable, occurred at the request of a third party who had taken steps reasonably calculated to effect a Change in Control.

4.2 “Severance Benefits” If the Executive’s employment is terminated in circumstances entitling him to Severance Benefits as provided in Section 4.1, the Executive shall receive the Severance Benefits described in this Section 4.2, subject to the limitation on Change in Control Benefits provided under Section 4.3, provided that the Executive executes a Release Agreement within thirty (30) days of the Executive’s Date of Termination.

(a) “In General” Payment to the Executive (or in the event of Executive’s death, his Beneficiary), of a Cash Severance Benefit in an amount, subject to the provisions of Section 4.2(b) below, equal to the sum of (i) two (2) times the Required Base Salary, and (ii) the Executive’s Performance Bonus. Payment shall be made as follows:

(i) A lump sum amount shall be paid within five (5) days after the Release Agreement becomes irrevocable. The lump sum amount shall be the Cash Severance Benefit up to the Limitation Amount. The “Limitation Amount” is two times the lesser of (A) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year including the Date of Termination, and (B) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Employer for the calendar year preceding the calendar year during which the Executive’s Date of Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a termination of employment).

(ii) If the Cash Severance Benefit is greater than the Limitation Amount, within fifteen (15) days following the end of the six-month period beginning on the first day following the Executive’s Date of Termination, a lump sum amount shall be paid equal to the portion of the Cash Severance Benefit in excess of the Limitation Amount.

(b) “Welfare Benefits” The Executive shall be entitled to medical, dental, vision, and prescription drug coverage comparable to the benefits provided to the Executive immediately prior to the Date of Termination, or if more favorable to the Executive, the Change in Control, for the duration of the Severance Period, at the same rate as is applicable to actively employed executives of the Company from time to time during the Severance Period. Any medical, dental, vision and prescription drug coverage benefits so provided shall be considered a continuation of coverage as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA Benefits”); provided, that if the Executive becomes re-employed with another employer and elects to receive medical, dental, vision or prescription drug insurance coverage under another employer-provided plan, the provision of medical, dental, vision or prescription drug insurance benefits pursuant to this section shall cease as of the date coverage of the Executive under such other employer-provided plan commences. COBRA Benefits shall be offered, to the extent the Executive is eligible, following the cessation of the provision of the medical, dental, vision or prescription drug insurance benefits under this Section 4.2(b), for the duration of the Executive’s maximum COBRA coverage period, as determined under Section 54.4980B-7 of the Department of Treasury Regulations. If medical, dental, vision and prescription drug coverage is no longer available through the Company or an Affiliate, the Company shall make a cash payment to the Executive equal to the present value of that Company-provided coverage as part of the Cash Severance Benefit in Section 4.2(a). In lieu of life insurance and long-term disability coverage comparable to the benefits provided to the Executive immediately prior to the Date of Termination, or if more favorable to the Executive, the Change in Control, for the duration of the Severance Period, the Company shall make a cash payment to the Executive equal to the present value of that Company-provided coverage as part of the Cash Severance Benefit in Section 4.2(a).

(c) “Outplacement Assistance” The Executive shall be entitled to outplacement services provided and paid for by the Company through a nationally recognized firm selected by the Company which specializes in outplacement services for up to six (6) months and up to fifteen thousand dollars ($15,000) in cost to the Company.

4.3 “Limitation on Change-in-Control Benefits” If it is determined that (i) part or all of the compensation and benefits to be paid to the Executive (whether pursuant to the terms of this Agreement or otherwise) (i) constitute “excess parachute payments” under Section 280G of the Code, and (ii) the payment thereof will cause the Executive to incur excise tax under Section 4999 of the Code, the following limitation shall apply:

(a) “Required Reduction in Amount of Compensation and Benefits” If the aggregate present value of such parachute payments (the “Parachute Amount”) exceeds 2.99 times the Executive’s base amount as defined in Section 280G(b)(3) of the Code and the Treasury Regulations thereunder (the “Base Amount”), then the amounts otherwise payable to or for the benefit of the Executive pursuant to this Agreement (or otherwise), and taken into account in calculating the Parachute Amount (the “Capped Payments”), shall be reduced, as further described below, to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive’s Base Amount.

(b) “Determination of Parachute Amount” The determination of the Parachute Amount, the Capped Payments and the Base Amount, as well as any other calculations necessary to implement this Section 4.3 shall be made by the Company’s outside auditors or by a nationally recognized accounting or benefits consulting firm appointed by the Company. The auditor’s or consultant’s fee shall be paid by the Company.

(c) “Determination of Severance Benefits to Be Reduced” If a determination of reduction in Capped Payments is made pursuant to Section 4.3(b), the Severance Benefits provided under Section 4.2 shall be eliminated or reduced in the following order: outplacement assistance under Section 4.2(c), Cash Severance Benefit under Section 4.2(a), and welfare benefits under Section 4.2(b).

(d) “Overpayment” As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under this Section 4.3 (“Overpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided (i) that treatment of such Overpayment as a loan would not be treated as a violation of the prohibition on personal loans to officers under Section 13(k) of the Securities Exchange Act of 1934; and (ii) that no amount shall be payable by the Executive to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code.

4.4 “Code Section 409A” The Agreement is intended to and shall be interpreted to qualify under the provisions of Section 409A of the Code and any regulations and other guidance under that section such that the additional tax under Section 409A of the Code shall not apply to payments under the Agreement.

4.5 “Other Benefits Payable” The Severance Benefits provided pursuant to Section 4.2 above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to the Executive upon or following termination.

4.6 “Payment Obligations Absolute” Upon a Change in Control, the obligations of the Company and any other Employer to pay the Severance Benefits described in Section 4.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against the Executive. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except with respect to the welfare benefits as provided under Section 4.2(b).

ARTICLE V

SUCCESSOR TO COMPANY

This Agreement shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets, which by reason hereof, becomes bound by this Agreement.

ARTICLE VI

DURATION, AMENDMENT AND TERMINATION

6.1 “Duration” This Agreement shall continue until terminated as provided in Section 6.2, provided that, if a Change in Control occurs, this Agreement shall continue in full force and effect and shall not terminate or expire until the later of two (2) years after the Change in Control or the Executive has received all payments or benefits provided under the Agreement in full.

6.2 “Amendment and Termination” The Agreement may be terminated or amended in any respect by resolution adopted by a majority of the Board, unless a Change in Control has previously occurred. However, after the Board has knowledge of a transaction or event that, if consummated, would constitute a Change in Control, this Agreement may not be terminated or amended in any manner which would adversely affect the rights or potential rights of the Executive, unless and until the Board has determined that such potential Change in Control has been abandoned and will not be consummated, and the Board does not have knowledge of another transaction or event that, if consummated, would constitute a Change in Control. If a Change in Control occurs, the Agreement shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of the Executive.

ARTICLE VII

MISCELLANEOUS

7.1 “Legal Fees and Expenses” If the Executive institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Agreement, the Company or other affected Employer shall reimburse the Executive for all reasonable costs and expenses relating to such legal action, including reasonable attorney’s fees and expenses incurred by the Executive, provided that such legal action results in either (a) a settlement requiring the Company to make a payment to the Executive or (b) a judgment or order in whole or in part in favor of the Executive, regardless of whether such judgment or order is subsequently reversed on appeal or in a collateral proceeding. In no event shall the Executive be required to reimburse the Company for any of the costs and expenses relating to such legal action. The Company’s obligations under this Section 7.1 shall survive the termination of this Agreement.

7.2 “Validity and Severability” The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.3 “Governing Law” The validity, interpretation, construction and performance of the Agreement shall in all respects be governed by the laws of the Commonwealth of Virginia, without reference to principles of conflict of law.

7.4 “Unfunded Agreement Status” This Agreement is intended to be unfunded. All payments pursuant to the Agreement shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. The Executive or other person shall not have under any circumstances any interest in any particular property or assets of the Company as a result of the Agreement. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Agreement.

7.5 “Tax Withholding” Any payment provided for hereunder shall be paid net of any applicable tax withholding required under federal, state, local or foreign law.

7.6 “Non-alienation of Benefits” Except as otherwise specifically provided herein, amounts payable under the Agreement shall not be subject to any manner of anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Executive, prior to actually being received by the person entitled to payment under the terms of the Agreement. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute or levy upon, otherwise dispose of any right to amounts payable hereunder, shall be null and void.

7.7 “Facility of Payment”

(a) If the Executive is declared an incompetent, and a conservator, guardian, or other person legally charged with his care has been appointed, any Severance Benefit to which such individual is entitled may be paid to such conservator, guardian, or other person legally charged with his care.

(b) If the Executive is incompetent, the Committee may (i) require the appointment of a conservator or guardian, (ii) distribute amounts to his spouse, or to another relative if the Executive is unmarried, for the benefit of the Executive, or (iii) distribute such amounts directly to or for the benefit of the Executive if a conservator, guardian, or other person charged with his care has not been appointed.

7.8 “Headings” The headings of Articles and Sections are included solely for convenience of reference, and are not to be used in the interpretation of the provisions of the Agreement.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

Robert H. Spilman, Jr.

/s/ Robert H. Spilman, Jr.
Executive

BASSETT FURNITURE INDUSTRIES INC.

By:	/s/ Barry C. Safrit

BASSETT FURNITURE INDUSTRIES, INCORPORATED

EMPLOYMENT CONTINUITY AGREEMENTS

WITH CERTAIN EXECUTIVE OFFICERS

SCHEDULE OF TERMS

Executive	Date of Agreement	Change in Control Severance Multiplier	Severance Period	Outplacement Services Period and Cost Limit
Robert H. Spilman, Jr.	January 22, 2009	2	18 mos.	$6 mos. 15,000
Barry C. Safrit	January 22, 2109	1	12 mos.	$3 mos. 7,500
Jason W. Camp	January 22, 2009	1	12 mos.	$3 mos. 7,500
John E. Bassett III	January 22, 2009	1	12 mos.	$3 mos. 7,500
Mark S. Jordan	January 22, 2009	1	12 mos.	$3 mos. 7,500